Exhibit 10.11.3

DATED 14th February 2018

BABRAHAM BIOSCIENCE TECHNOLOGIES LIMITED (1)

F STAR BIOTECHNOLOGY LIMITED (2)

TENANCY AGREEMENT

relating to part of Building 522, Brian Heap Room, Riverside,

Babraham Research Campus, Cambridge, CB22 3AT

TENANCY AGREEMENT

INDEX

CLAUSE		PAGE

PARTIES		3

AGREED TERMS		3

1	INTERPRETATION	3

2	TENANCY	6

3	RIGHTS GRANTED	7

4	RIGHTS RESERVED	7

5	RENT AND DEPOSIT	8

6	SERVICE CHARGE	8

7	DEFAULT	8

8	TENANT’S OBLIGATIONS	10

9	LANDLORD’S OBLIGATIONS	18

10	GENERAL MATTERS	19

11	OPTION TO DETERMINE	20

12	EXCLUSION OF SECTIONS 24-28 OF THE 1954 ACT	21

13	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999	22

THE FIRST SCHEDULE		23

THE SECOND SCHEDULE		26

THE THIRD SCHEDULE		33

THE FOURTH SCHEDULE		34

THIS AGREEMENT is dated 14th February 2018

PARTIES

1

BABRAHAM BIOSCIENCE TECHNOLOGIES LIMITED Company registration number 03241492 whose registered office is at Babraham Hall, Babraham, Cambridge CB22 3AT (“the Landlord” which expression includes its successors in title); and

2	F-STAR BIOTECHNOLOGY LIMITED Company registration number 08067987 whose registered office is at Eddeva Building, Babraham Research Campus, Cambridge CB22 3AT (“the Tenant”).

AGREED TERMS

1	INTERPRETATION

1.1	Defined terms

In this agreement the following words and expressions have the following meanings:

“Base RPI Month” February 2018

“Base Rent” means £37,140 per annum.

“BBSRC” the Biotechnology and Biological Sciences Research Council together with their successors in title.

“Break Date” means 17th January 2019.

“Break Notice” a written notice to terminate this agreement on the Break Date and exercised in accordance with clause 11.

“the Building” Building 522 shown coloured orange on Plan A annexed and labelled “Riverside Meeting Rooms”.

“Building Service Charge Expenditure” the aggregate of all costs, fees, expenses and outgoings properly and reasonably incurred by the Landlord in providing any of the Building Services as defined in the Second Schedule including the Building Service Costs and VAT (save to the extent that the Landlord is able to recover such VAT as an input in relation to supplies made to the Landlord).

“Building Services” the services set out in Schedule 2 to this agreement (excluding the Optional Services as defined in Schedule 4).

“the Campus” the Babraham Research Campus, Cambridge.

“Campus Service Charge Expenditure” means the aggregate of all costs, fees, expenses and outgoing properly and reasonably incurred by the Landlord in providing any of the Campus Services as defined in the Second Schedule including the Campus Service Costs and VAT (save to the extent that the Landlord is able to recover such VAT as an input in relation to supplies made to the Landlord).

“Common Parts” means all structural, external and common or shared areas of the Building and all Landlord’s fixtures and fittings, plant, machinery and equipment therein which do not form part of the Rooms or any other let or lettable unit in the Building.

“Conduits” means all media for the supply or removal of heat, electricity, gas, water, sewage, air conditioning if any, energy, telecommunications, data and all other services and utilities and all structures, machinery and equipment ancillary to those media.

“the Car Park” the car park which is shown orange on Plan A annexed or any other car park on the Campus as the Landlord shall from time to time nominate and notify to the Tenant.

“Campus Services” the services as set out in Schedule 2 to this agreement (excluding the Optional Services as defined in Schedule 4).

“Deposit” the sum equivalent to three months’ Rent (together with a sum equivalent to any VAT chargeable on the Rent).

“Financial Year” means 1 April to 31 March in each year or such other financial year as the Landlord shall notify to the Tenant from time to time during the term of this tenancy agreement so long as no change in the year end date shall be made in consecutive Financial Years and no Financial Year shall be less than 6 months or more than 18 months.

“F-star Company” means any of F-star Alpha Limited, F-star Beta Limited, F-star Gamma Limited and F-star Delta Limited.

“Headlease” the head lease dated 1st August 2013 made between BBSRC (1) and the Landlord (2) in respect of the Building together with additional buildings and land.

“Home Office Licence” means the licence dated 19 September 2017 No XAE4C054D granted by the Home Office pursuant to the Animals (Scientific Procedures) Act 1986 and any amendment or replacement of such licence from time to time.

“Inherent Defects” any latent or inherent defects in the design workmanship or materials used in the construction of the Rooms or the Building as the case may be.

“Insured Risks” fire, lightning, aircraft and explosion, riot, civil commotion and malicious damage, storm, tempest, flood, burst pipes, impact by vehicles, subsidence or accidental damage to the Building.

“Interest Rate” means the Lloyds Bank PLC base rate from time.

“Plan A” means the plan marked “Plan A” annexed.

“Plan B” means the plan marked “Plan B” annexed.

“the Regulations and Policies” the written regulations and the Health and Safety policy for the Building and the Campus from time to time made by the Landlord (acting reasonably) and notified to the Tenant to secure the orderly and safe use of the Building and the Campus as specified at the date of this agreement in the Third Schedule.

“the Rent” Thirty Seven Pounds One Hundred and Forty Pounds (£37, 140) per annum (which is based on a rental figure of £30 per square foot for the Rooms which are approximately 1238 square feet in area) subject to review in accordance with the terms of the First Schedule.

“the Review Date” means the 12th February 2018 and every anniversary of that date.

Plan A
Babraham Research Campus
Switchboard: 01223 496000
Babraham Institute
Babraham Bioscience Technologies
Babraham Institute Enterprise
Babraham Institute Buildings
Babraham Bioscience Technologies Buildings
Campus Buildings
To main entrance
930 Bennet Building
920 Eddeva
910 Jonas Webb Building
Parking
MRC Medical Research Council
Imperial Innovations
Parking
Visitor Parking
Visitor Parking
406
405
650
623
Reception
Hall
Cambridge Building
501
580 Science Facilities
570 BI Labs
560 Stores
540 BI Labs
730 Babraham Institute Biological Support Unit
Tennis Court
Riverside Meeting Rooms
Babraham Village Church
Smoking Area
280 Moneta
270 Maia
260 Meditrina
250 Minerva
Campus Engineering
Parking

Plan B

Room No	Room Name	Area m2
	Corridors	62
1003	Cleaners	2
1004	Dis WC	3.5
1007	Meeting 6	22
1008	Meeting 5	16
1009	Meeting 4	23
1010	Meeting 3	22
1011	Meeting 1	57
1012	Seminar	115
1013	Meeting 2	59
1014	Store	21
1023	IT distibution	9
1017	Gymnasium	136
1022	Female Change	14
1021	Male Change	13
1016	Dis Change	6

SEMINAR ROOM (54 PERSON) 1012
LARGE MEETING ROOM 1011
LARGE MEETING ROOM2 1013
STORE 1014
GYMNASIUM 1017
SAUNA 1019
PLANT 1020
PLANT 1006
1010
1009
1008
1007
1005
1002
MEETING ENTRANCE
GYMNASIUM ENTRANCE
1015
1001
1000
1016
MALE CHANGE 1021
FEMALE CHANGE 1022
Top Track
CONFERENCE / MEETING SUITE

FINAL AMENDMENT ISSUE

Babraham Research Campus

B522

PROPOSED

GROUND FLOOR

archial

“the Room(s)” the part of the Building known as the Brian Heap Room shown edged red on Plan B annexed.

“RPI” means the Index of Retail Prices published by the Office for National Statistics or any official index replacing it.

“Schedule of Condition” the photographic schedule of condition relating to the Property attached to this agreement.

“Sensitive Tissues” tissue material from cats, dogs and non-human primates.

“the Service Agreement” the service agreement in respect of discretionary services available within the Bioincubator as set out in the Fourth Schedule of this agreement.

“the Service Charge” means the proper proportion of the Building Service Charge Expenditure and Campus Service Charge Expenditure determined on a consistent basis attributable to the Rooms calculated by reference to the area of the Rooms as a percentage of the Building and Campus respectively to be determined by the Landlord’s Surveyor (acting reasonably in accordance with principles of good estate management) whose decision will be final and binding on the parties (save in the case of manifest error).

“Term” a term from and including 12th February 2018 to and including 17th January 2021 .

“VAT” means value added tax chargeable under the Value Added Tax Act 1994 and any similar replacement tax and any similar additional tax.

2	TENANCY

2.1	The Landlord lets to the Tenant the Rooms which form part of the Building at the Campus for the Term (subject to earlier termination in accordance with clause 7 or 11 ).

2.2

The letting is made together with the rights granted set out in clause 3 for the benefit of the Tenant and those expressly or impliedly authorised by it, excepting and reserving to the Landlord the rights set out in clause 4.

2.3	The letting is made subject to the payment of the Rent and the Service Charge and other sums payable by the Tenant set out below.

2.4

References to any consent or approval required from the Landlord shall be construed as also including a requirement to obtain the consent or approval of the landlord for the time being in the Headlease except where such consent or approval is not required under the terms of the Headlease except that nothing in this lease shall be construed as imposing on such landlord any obligation (or indicating that such an application is imposed on such landlord on the terms of the Headlease) not unreasonably to refuse any such consent.

3	RIGHTS GRANTED

The grant of this tenancy is made together with the following rights which are all subject to compliance with the Regulations and Policies:

3.1	To have access to and from the Rooms over the entrance lobby corridors staircases and lift in the Building and to use the lavatories and showers in the Building;

3.2	To have access to and from the Building and the Car Park over the roads and footpaths leading thereto and forming part of the Campus;

3.3	To have use of 0.6 car parking spaces per person in the Car Park subject to availability of space from time to time;

3.4	To use the service conduits serving the Rooms for the passing of utilities to and from the Rooms;

3.5	The right to support and protection for the benefit of the Rooms as is now enjoyed from other parts of the Building;

3.6	To use the communal facilities within the Building.

4	RIGHTS RESERVED

The Landlord reserves the right for its own benefit and the benefit of those expressly or impliedly authorised by it:

4.1

To enter the Rooms at reasonable times upon reasonable prior written notice (save in emergency or for security purposes) for any reasonable purpose including inspection of the condition of the Rooms and in connection with health and safety inspections and audits and alterations to and repair maintenance and decoration of the Building or any service conduits serving the Building subject to the Landlord causing as little inconvenience as practicable to the Tenant and making good any physical damage caused as soon as reasonably practicable to the reasonable satisfaction of the Tenant.

4.2

To install new service conduits or connect into the service conduits during the lease term and to use any service conduits within or passing through the Rooms for passage of utilities to and from the remainder of the Building or any adjoining premises.

4.3	To support and protection for the benefit of all parts of the Building as is now enjoyed from the Rooms.

5	RENT AND DEPOSIT

5.1

The Tenant agrees to pay the Rent (together with any value added tax chargeable) by equal instalments monthly in advance on the first day of each month by banker’s order (if commencing other than on the first day of a month, the first payment to be an apportioned amount for the period from and including the commencement date of this agreement to and including the last date of the month of commencement paid on the date of this agreement).

5.2

On or before the date of this agreement the Tenant will pay the Deposit to the Landlord as security for due performance of the Tenant’s obligations under this agreement including the provisions of the Fourth Schedule such sum to be retained in a separate designated rent deposit account by the Landlord and to be returned to the Tenant within four weeks of termination of this agreement less the cost to the Landlord of making good any unmet obligation of the Tenant.

6	SERVICE CHARGE

6.1	The Service Charge is payable by the Tenant to the Landlord by way of additional rent in accordance with paragraph 6 of the Second Schedule.

6.2	Further discretionary services at an additional cost may be available from time to time on the terms set out in the Service Agreement.

6.3	The Tenant will not be charged Service Charge in respect of any lettable parts of the Building or Campus which may be unlet from time to time.

7	DEFAULT

7.1

In the event of non-payment of the Rent (whether demanded or not) or any other sum due under this agreement (and demanded) within 14 workings days of the due date or in the event of the Tenant failing to comply with any of the Tenant’s obligations in this agreement or if an Event of Insolvency occurs in relation to the Tenant (or where applicable) one of the persons comprising the Tenant, the Landlord may re-enter the Rooms and the tenancy created by this agreement will immediately determine but without prejudice to any remedy for any prior breach by the Tenant of any of the Tenant’s obligations in this agreement.

7.2	An “Event of Insolvency” shall mean:

7.3	where the Tenant is a corporation:

7.4	that the Tenant is unable to pay its debts as they fall due; or

7.5	that the Tenant admits in writing its inability to pay its debts as they fall due; or

7.6	the taking of any step in connection with any voluntary arrangement or any other compromise, assignment or any other arrangement for the benefit of any creditors of the Tenant; or

7.7

the making of an application for an administration order by any person (including by but not limited to the Tenant or by any of their directors) or the making of an administration order in relation to the Tenant; or

7.8

the giving of any notice of intention to appoint an administrator by any person (including by but not limited to the Tenant or by any of their directors), or the filing at court of the prescribed documents in connection with the appointment of an administrator, or the appointment of an administrator, in any case in relation to the Tenant; or

7.9	the appointment of a receiver or manager or an administrative receiver in relation to any property or income of the Tenant; or

7.10

the commencement of a voluntary winding-up in respect of the Tenant, except a winding-up for the purpose of a bona fide amalgamation or reconstruction of a solvent company in respect of which a statutory declaration of solvency has been filed with the Registrar of Companies; or

7.11	the presentation of a petition for a winding-up order or a winding-up order being made in respect of the Tenant; or

7.12	the making of an application for, or the appointment of, a provisional liquidator by any person (including by the Tenant); or

7.13	the striking-off of the Tenant from the Register of Companies or the making of an application for the Tenant to be struck-off; or

7.14	any analogous procedure or step being taken in any jurisdiction; or

7.15	the Tenant otherwise ceasing to exist

7.16	where the Tenant is an individual:

7.17	the taking of any step in connection with any voluntary arrangement or any other compromise or arrangement for the benefit of any creditors of the Tenant; or

7.18	the presentation of a petition for bankruptcy order or the making of a bankruptcy order against the Tenant; or

7.19	the Tenant being unable to pay their debts (within the meaning of section 268 of the Insolvency Act 1986).

The clauses above shall apply in relation to a partnership or limited partnership (as defined in the Partnership Act 1890 and the Limited Partnerships Act 1907 respectively) subject to the modifications referred to in the Insolvent Partnerships Order 1994 (SI 1994/2421) (as amended), and a limited liability partnership (as defined in the Limited Liability Partnerships Act 2000) subject to the modifications referred to in the Limited Liability Partnerships Regulations 2001 (SI 2001/1090) (as amended).

Event of Insolvency includes any analogous proceedings or events that may be taken pursuant to the legislation of another jurisdiction in relation to a tenant or guarantor incorporated or domiciled in such relevant jurisdiction.

8	TENANT’S OBLIGATIONS

The Tenant agrees with the Landlord:

8.1	To pay the Landlord the Rent in accordance with clause 5.1 the Deposit in accordance with clause 5.2 and the Service Charge in accordance with clause 6.

8.2	To pay to the Landlord all costs properly incurred under the Service Agreement.

8.3

To pay all rates (including Business Rates) and other taxes charges and outgoings payable in respect of the occupation of the Rooms (and in the case of any such paid by the Landlord for the Rooms with other premises, to pay a fair and proper proportion of them).

8.4

In the case of any utilities consumed at the Rooms which are not separately metered or charged by the supplier to the Tenant, to pay or reimburse to the Landlord within 14 days of written demand the pro-rated cost to the Landlord of such utilities and otherwise to pay directly to the relevant company or authority the cost of all utilities consumed at the Rooms and not charged by the Landlord to the Tenant.

8.5

To pay the cost to the Landlord of the provision of any additional security for the Campus and Building over and above that normally provided by the Landlord caused by the activities of the Tenant as is reasonably required.

8.6	To pay interest at 4% above the Interest Rate to time on any payments due under this agreement paid after the date when due for the period from the due date to the date of actual payment.

8.7

Not to use and occupy the Rooms except as offices or laboratories with ancillary offices for the purposes of scientific and/or medical research in connection with human healthcare or biotechnology based research and development and at all times to comply with the Regulations and Policies and the Babraham Campus Travel to Work Plan as issued from time to time by the Landlord or the relevant body or authority and in accordance with the planning permission dated 22 May 2000.

8.8	Not to bring any animals onto the Campus or into the Building or Rooms without the Landlord’s consent.

8.9	To keep the Rooms properly secure when not in use, as far as is reasonably possible.

8.10

To keep the interior of the Rooms including landlord’s and tenant’s fixtures and fittings and service conduits within and serving only the Rooms in good and substantial repair and condition and clean and unless the Landlord otherwise demands, at the end of the Term (however determined) to decorate or otherwise treat the interior surfaces of the Rooms (including for the avoidance of doubt the walls, doors, window sills and skirting boards) in accordance with the reasonable requirements of the Landlord which shall be notified to the Tenant in writing 3 months prior to the end of the tenancy Provided That the Tenant shall not be liable to decorate the Rooms if it has done so in the preceding 6 months but the Tenant shall not be liable under this clause:

8.10.1

in respect of any damage to the Rooms which is the result of an Insured Risk (unless and to the extent that the policy of insurance for the Building has been vitiated or any insurance proceeds withheld as a consequence of any act or default of the Tenant any undertenant or their respective workmen, contractors or agents or any person in the Rooms with their actual or implied authority); or

8.10.2	any damage to or defect in the Rooms which is or is the result of an Inherent Defect.

PROVIDED THAT the Tenant shall only be required to keep the Property in any better state and condition than it is in at the date hereof as evidenced by the Schedule of Condition.

8.11

Not to leave the Rooms or any part of it unoccupied or out of use for more than five working days without giving the Landlord not less than 48 hours’ notice during normal working hours and not to leave the Rooms or any part of it unoccupied or out of use for more than twenty five working days under any circumstance except in so far as:

8.11.1

the Tenant may be prevented from occupying or using the Rooms by reason of destruction or damage to the Rooms or the Building by an Insured Risk or by any other cause not involving default by the Tenant;

8.11.2	may be necessary for the carrying out with all reasonable speed of any major repairs or alterations or additions to the Rooms in accordance with the terms of this agreement; or

8.11.3	such occupation or use would be contrary to any regulation or requirement of any competent statutory or local authority.

8.12

Upon the termination of the tenancy (however determined) to remove all the Tenant’s property (including tenant’s fixtures and fittings) from the Rooms and unless otherwise demanded at least 3 months before the end of the term of this agreement by the Landlord, the Tenant shall make good any damage caused by such removal and fully reinstate the Rooms including all alterations and additions or fitting out made by the Tenant whether before or during the term, provided that if the Tenant’s property is not removed from the Rooms by the Tenant within seven days of determination, the Landlord may place the Tenant’s property in store at the expense and risk of the Tenant.

8.13	To place all rubbish in receptacles provided by the Landlord and not to permit any rubbish to accumulate in the Rooms or the Building or upon the Campus.

8.14

Not to damage the Rooms or any part of the Building or the Campus (fair wear and tear excepted) and to bear the cost incurred by the Landlord in making good any damage that might be caused by the Tenant or any employee, agent or visitor of the Tenant.

8.15	Subject to clause 8.16, not to make any alterations to the Rooms.

8.16

The Tenant shall be permitted to make internal non-structural alterations subject to obtaining the Landlord’s prior written consent (which shall not be unreasonably withheld or delayed) and the Tenant shall, if so requested by the Landlord, remove such alterations and reinstate the Rooms before the end of the Term

8.17	Not to make any alterations or additions to the services or cabling in or serving the Rooms.

8.18	To observe and ensure that all employees and visitors observe the Regulations and Policies.

8.19

Not to assign, transfer, underlet or charge the Rooms or any part of it and not to share possession or occupation of it with any other party other than an F-star Company and/or a group company as defined in the Companies Act 2006 provided that no tenancy is created and subject to the consent of the Landlord (such consent not to be unreasonably withheld or delayed).

8.20

Not to exceed the structural limits of the Rooms or the Building by overloading the floors of the Rooms nor suspending any excessive weight from the ceilings or walls of the Rooms nor introducing excessive heats beyond what could reasonably be expected from the Tenant’s use of the Rooms.

8.21

Not to discharge any oil, grease, noxious, deleterious or other substances whatsoever which may cause obstruction, contamination, a source of danger or may injure the drainage system of the Building or the Campus or any part of the Building or the Campus.

8.22

Not to obstruct or hamper ventilation or heating systems or equipment and plant installed with a safety functionality (for example, fire alarm systems, fire doors or fire extinguishers) in the Rooms or the Building.

8.23

Not to do anything at the Rooms, the Building or the Campus which may be or become a nuisance, annoyance, inconvenience or disturbance to the Landlord or other occupants of the Building and/or the Campus.

8.24	Not to allow any person to sleep in the area occupied.

8.25	To ensure that safe access to and egress from the Rooms and the Building is maintained at all times, including not obstructing the access to any fire escape routes.

8.26	To comply with all laws relevant to the occupation and use of the Rooms which may be in force during this tenancy.

8.27

To indemnify the Landlord against all actions, proceedings, claims, demands, losses and liabilities arising in any way directly or indirectly out of the use by the Tenant of the Rooms, the Building and the Campus.

8.28

To use all reasonable endeavours to ensure that the Tenant’s employees, visitors and invitees confine themselves to the Rooms and such areas of the Building and the Campus as given access to or are provided for communal use (such as meeting rooms and catering areas).

8.29

To treat as confidential and not to disclose to any person nor exploit for commercial or other purposes any information as to or deriving from research carried out by the Landlord or other tenants or occupiers within the Campus except so far as such information has passed into the public domain or is otherwise permitted by the relevant party.

8.30	Not to enter into any agreement with any member of staff employed by the Landlord without the Landlord’s consent.

8.31

To maintain sufficient public liability and third party insurance of not less than Five million pounds (£5,000,000) in respect of each and every claim for the Tenant’s use of the Rooms, the Building and the Campus in accordance with the terms of this Agreement and supply evidence of compliance with this obligation to the Landlord upon demand.

8.32	To comply with all proper requirements of the insurers of the Building or the Campus notified in writing to the Tenant by the Landlord.

8.33

To comply with all obligations and restrictions contained or referred to in the registers of freehold title number CB303470 and leasehold title number CB3811365 insofar as they relate to or affect the Rooms and the Building and including (without limitation) the tenant’s covenants (other than covenants in respect of payment of rent) contained in the Headlease.

8.34	To pay within ten working days of written demand:

8.34.1

a fair and proper proportion to be determined by the Landlord acting reasonably and in accordance with principles of good estate management of the amount of the insurance premium incurred by the Landlord (in insuring the Building and any third party and public liabilities in accordance with its obligation in clause 9.1);

8.34.2

any additional premium or loading on the policy of insurance for the Building or any insurance policy for adjoining premises owned by the Landlord payable as a result of anything done or omitted to be done by the Tenant or as a result of the use of the Rooms by the Tenant;

8.34.3	a fair proportion, to be determined by the Landlord acting reasonably, of any excess deducted or disallowed by the insurers upon settlement of any claim by the Landlord; and

8.34.4

the costs of rebuilding the Building, site clearance, professional fees and VAT where and to the extent that the insurance monies are withheld by the insurers or are irrecoverable due in either case to the act or default of the Tenant.

8.35

The Tenant is to pay to the Landlord as additional rent within 14 days of written demand the proper (and in the case of clause 8.35.2 reasonable) costs and expenses of the Landlord’s solicitors, surveyors and other professional advisers and bailiffs fees and commissions including any irrecoverable VAT arising from:

8.35.1

the preparation and service of any notice and the taking of any proceedings by or on behalf of the Landlord as a result of any default by the Tenant in performance of its obligations in this agreement;

8.35.2	any application made by the Tenant for the Landlord’s consent for or approval of any matter under this agreement whether or not consent or approval is given;

8.35.3	the preparation and service of any notice or schedule of dilapidations during or within six months after the end of the term of this agreement;

8.35.4	the recovery of any arrears of the Rent or other sums due.

8.36

The Tenant covenants with the Landlord that where required it shall at all times during the term of this agreement comply with all the requirements of the Home Office Licence and it shall procure that any procedures at the Rooms shall comply with the Home Office Licence.

8.37

The Tenant shall indemnify the Landlord and as a separate covenant shall indemnify BBSRC, the Babraham Institute and any group company of the Landlord or the Babraham Institute and any other holder from time to time of the Home Office Licence (to the intent that this covenant shall confer a benefit on and shall be directly enforceable by all or any member of BBSRC, the Babraham Institute or any group company and any other holder from time to time of the Home Office Licence under the Contracts (Rights of Third Parties) Act 1999), from and against (in each case) all costs, claims, demands, losses and any other liability as may be incurred arising from any act or omission of the Tenant (either at the Rooms or on any other part of the Campus) or any other lawful occupier of the Rooms in connection with any breach of any of the requirements of the Home Office Licence.

8.38

The Tenant shall not carry out at the Rooms any procedures that fall under the Animals (Scientific Procedures) Act 1986 and the Home Office Licence which are not approved in writing by the committee of scientists and lay persons referred to as the Animal Welfare, Experimentation and Ethics Committee and constituted at Babraham Institute to oversee animal procedures in accordance with the Animals (Scientific Procedures) Act 1986, the Home Office Licence and best practice (“the Ethics Committee”).

8.39

The Tenant shall not use any Sensitive Tissues without the prior written consent of the Ethics Committee and if the Tenant does require the written consent of the Ethics Committee the Tenant will make a written request for consent to the Bio-lncubator Manager at the Campus and at all times thereafter comply with the provisions of clauses 8.40 and 8.41 below.

8.40	The Tenant shall comply with all the requirements of the Ethics Committee and shall procure that any procedures employed at the Rooms shall comply with the requirements of the Ethics Committee.

8.41

The Tenant shall indemnify the Landlord and as a separate covenant shall indemnify BBSRC, the Babraham Institute or any group company and any other holder from time to time of the Home Office Licence (to the intent that this covenant shall confer a benefit on and shall be directly enforceable by all or any member of BBSRC, the Babraham Institute or any group company and any other holder from time to time of the Home Office Licence under the Contracts (Rights of Third Parties) Act 1999), from and against (in each case) all costs, claims, demands, losses and any other liability as may be incurred arising from any act or omission of the Tenant (either at the Rooms or on any other part of the Campus) or any other lawful occupier of the Rooms in connection with any breach of any of the requirements of the Ethics Committee.

8.42

The Tenant will notify the Landlord in writing of any research carried out at the Rooms which requires Health and Safety certification (for example research on genetically modified organisms or human tissue).

8.43

The Tenant will provide adequate resource for a Health and Safety Coordinator and a Fire Safety Coordinator or suitable deputies to attend six monthly meetings to coordinate activities within the facilities.

8.44

The Tenant will permit access for the Landlord’s Health and Safety Coordinator to the Rooms if reasonably requested on prior reasonable written notice to ensure full compliance with the Regulations and Policies.

8.45	The Tenant is not to apply for planning permission under any legislation relating to town and country planning or implement any planning permission.

8.46

The Tenant is to comply with all requirements of environmental law and is to obtain all necessary permits, licences, consents, registrations, authorisations or exemptions from any relevant statutory authority which are required for the use of the Rooms for the production, storage, use, handling or disposal of any hazardous material or waste.

8.47

The Tenant is not to do or omit to do anything that would or may cause any hazardous materials or waste to escape, leak or be spilled or deposited on the Rooms or the Building, discharged from the Rooms or the Building or migrate to or from the Rooms or the Building.

8.48

The Tenant shall observe the no smoking policy of the Campus and shall ensure that any person entering the Campus within the Tenant’s direct or indirect control also strictly observes the no smoking policy.

8.49	The Ten ant covenants with the Landlord to observe and perform:

8.49.1	the tenant covenants in this lease and any document that is supplemental or collateral to it; and

8.49.2	the tenant covenants in the Headlease (insofar as they relate to the Rooms and the rights granted to the Tenant) except the covenants to pay the rents reserved by the Headlease.

9	LANDLORD’S OBLIGATIONS

The Landlord agrees with the Tenant:

9.1

To insure the Building with substantial and reputable insurers against the Insured Risks and against public and employer’s liability to a reasonable level and such other risks as the Landlord may decide and to provide a copy of the Insurance Schedule for the Building to the Tenant on demand provided that the Landlord shall not be obliged to provide a copy of the Insurance Schedule more than once in any year.

9.2

To keep the Building and the parts of the Campus in respect of which rights are granted to the Tenant and in respect of which the Landlord holds a demise in good and substantial repair and condition (including for the avoidance of doubt inherent defects) and to reinstate the Building or such parts of the Building as may be damaged or destroyed by any Insured Risks within a reasonable period after receipt of the insurance proceeds and all necessary consents for the works (unless the insurance proceeds are withheld as a result of the act or default of the Tenant or anyone acting with their authority) PROVIDED THAT if such damage or destruction to the Building is substantial and reinstatement will take more than 2 years to implement the Landlord may elect to terminate this agreement on giving one month’s written notice to the Tenant at any time and all insurance proceeds shall belong to the Landlord.

9.3

To provide (or procure provision of) the Building Services and the Campus Services throughout this agreement PROVIDED THAT at the reasonable discretion of the Landlord the services provided may be amended for the purposes of good estate management and PROVIDED FURTHER THAT such amendments to the services do not materially adversely impact upon the Tenant’s occupation, use or enjoyment or the Rooms.

9.4

To waive the payment of the Rent (or part thereof) and Service Charge in the event that use of or access to the Rooms by the Tenant is prevented by fire or flood and such other risks against which the Landlord may have insured until such time as access or use is restored unless access or use was prevented by reason of any act or neglect by the Tenant or anyone at the Rooms, the Building or the Campus with the express or implied permission of the Tenant.

9.5

Not knowingly to do anything that would amount to a breach of the terms of any superior lease and to procure that the landlord under any superior lease complies with its obligations in that superior lease.

9.6	To give to the Tenant quiet enjoyment of the Rooms without any interruption by the Landlord or any person lawfully claiming under or in trust for the Landlord.

9.7	To repair any damage or disrepair to the Rooms which is the result of an Inherent Defect.

10	GENERAL MATTERS

10.1

If the Tenant does not comply with its obligations in respect of repair and cleaning in clause 8.10 and the Landlord may enter the Rooms to carry out the works required and the costs incurred by the Landlord in carrying out such works are to be paid by the Tenant to the Landlord on demand as a debt with interest at 4% above Lloyds Bank plc base rate from the date the Landlord incurred them.

10.2

The Rent and Service Charge and any other sums payable by the Tenant under this agreement are exclusive of value added tax and an obligation on the Tenant under this agreement to pay money includes an obligation to pay any value added tax chargeable on that payment as additional rent.

10.3	The Landlord shall not be liable for any injury to or loss or damage suffered by the Tenant or any other person by:

10.3.1	any breakdown, absence, failure or insufficiency of any of the Services;

10.3.2	any defect in any of the service conduits or any boiler, lift, machinery, appliance or apparatus used in connection with the provision of the Services;

10.3.3	any defect in any part of the Building;

10.3.4	any event of force majeure or other circumstances beyond the Landlord’s control; or

10.3.5	any act or omission of the any third party on the Campus whether or not they are a tenant of the Building unless such injury, loss or damage arises out of the wilful neglect of the Landlord.

10.4

The Tenant may terminate this agreement on giving one month’s notice to the Landlord in the event of damage or destruction by an Insured Risk if the Building has not been sufficiently reinstated within 12 months following such damage or destruction so as to make the Rooms available and fit for use and occupation.

10.5

Following damage or destruction of the Rooms or the means of access thereto by an Insured Risk payment of the Rent and Service Charge by the Tenant or a fair proportion of the Rent and Service Charge according to the nature and extent of the damage shall be suspended until the Rooms have been reinstated and made fit for use and occupation (unless payment of the insurance proceeds are withheld as a result of the act or default of the Tenant or anyone acting with their express or implied authority).

11	OPTION TO DETERMINE

11.1	The Tenant may terminate this agreement by serving a Break Notice on the Landlord at least six months before the Break Date.

11.2	A Break Notice served by the Tenant shall be of no effect if, at the Break Date:

11.2.1

the Tenant has not paid any part of the Rent or Service Charge (provided that in the case of Service Charge only such Service Charge has been demanded more than 15 working days prior to the Break Date), or any VAT in respect of it, which was due to have been paid; or

11.2.2	the Rooms are not returned to the Landlord free of occupation and third party rights; or

11.2.3	there is a subsisting material breach of the tenant covenants in this agreement.

11.3

Any overpayment of payment of Rent, Service Charge or any other sums payable under this Lease by the Tenant that relate to the period following the Break Date will be credited to the Tenant by the Landlord within 10 working days of the Break Date.

11.4	Termination of this agreement on the Break Date shall not affect any other right or remedy that either party may have in relation to any earlier breach of this agreement.

12	OPTION TO BREAK

12.1

The Tenant may terminate this Lease by serving on the Landlord not less than 3 months’ notice in writing of such desire in the event that the Tenant acquires any additional interest in respect of Building 920, Babraham Research Campus, Cambridge (as shown coloured red on Plan A and labelled “920 Eddeva”). On the expiry of the notice referred to in this clause the tenancy created by this Lease and everything contained in it shall cease and be determined but without prejudice to any existing rights and liabilities of the parties under this Lease.

12.2

Any overpayment of payment of Rent, Service Charge or any other sums payable under this Lease by the Tenant that relates to the period following the expiry of the notice referred to in clause 12.1 above will be credited to the Tenant by the Landlord within 10 working days of such date.

13	EXCLUSION OF SECTIONS 24-28 OF THE 1954 ACT

13.1

The Landlord and the Tenant agree to exclude the provisions of Sections 24 to 28 Landlord and Tenant Act 1954 in relation to the tenancy to be created by this Tenancy Agreement. The Tenant confirms that:

13.1.1

the Landlord served a notice on the Ten ant (“the Notice”) dated 14th February 2018 applying to the tenancy created by this Tenancy Agreement, in a form complying with the requirements of Schedule 1 The Regulatory Reform (Business Tenancies) (England and Wales) Order 2003, before this Tenancy Agreement was entered into;

13.1.2

the Tenant or a person duly authorised by the Tenant in relation to the Notice made a statutory declaration dated                  2018 in a form complying with the requirements of Schedule 2 to the Regulatory Reform (Business Tenancies) (England and Wales) Order 2003.

14	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

Save for the landlord for the time being of the Headlease and also unless (and to the extent) specified otherwise in this agreement a person who is not a party to this agreement shall not have any rights under or in connection with this agreement by virtue of the Contracts (Rights of Third Parties) Act 1999.

IN WITNESS of which this deed has been duly executed and is delivered on the date written at the beginning of this deed.

THE FIRST SCHEDULE

RENT REVIEW

1

In this clause the President is the President for the time being of the Royal Institution of Chartered Surveyors or a person acting on his behalf, and the Surveyor is the independent valuer appointed pursuant to paragraph 9 of this Schedule.

2	The amount of Rent shall be reviewed on the Review Date to the greater of:

2.1	the Rent payable immediately before the Review Date (or which would then be payable but for any abatement or suspension of the Rent or restriction on the right to collect it); and

2.2	the indexed rent determined pursuant to this clause.

3

The indexed rent shall be determined at the relevant Review Date by multiplying the Base Rent by the index value of the RPI for the month before the month in which the relevant Review Date falls, then dividing the product by all index value of the RPI for the Base RPI Month.

4	The Landlord shall calculate the indexed rent and shall give the Tenant written notice of the indexed rent as soon as it has been calculated.

5

If the revised Rent has not been calculated by the Landlord and notified to the Ten ant on or before the relevant Review Date the Rent payable from that Review Date shall continue at the rate payable immediately before that Review Date. On the date the revised Rent is notified by the Landlord to the Tenant the Ten ant shall pay:

5.1

the shortfall (if any) between the amount that it has paid for the period from the Review Date until the Rent Payment Date following the date of notification of the revised Rent and the amount that would have been payable had the revised Rent been notified on or before that Review Date; and

5.2

interest at the Interest Rate on that shortfall calculated on a daily basis by reference to the Rent Payment Dates on which parts of the shortfall would have been payable if the revised Rent had been notified on or before that Review Date and the date payment is received by the Landlord.

6	Time shall not be of the essence for the purposes of this clause.

7

Subject to clause 8 if there is any change to the methods used to compile the RPI including any change to the items from which the RPI is compiled or if the reference base used to compile the RPI changes the calculation of the indexed rent shall be made taking into account the effect of any such change.

8

If either the Landlord or the Tenant reasonably believes that any change referred to in paragraph 7 would fundamentally alter the calculation of the indexed rent in accordance with this Schedule and has given notice to the other party of this belief or if it becomes impossible or impracticable to calculate the indexed rent in accordance with this schedule then the Landlord and the Tenant shall endeavour within a reasonable time to agree an alternative mechanism for setting the Rent which may (where reasonable) include or consist of substituting an alternative index for the RPI. In default of such agreement an alternative mechanism shall be determined by the Surveyor.

9

If any question or dispute arises between the parties as to the amount of the Rent payable or as to the interpretation application or effect of any part of this schedule or if the Landlord and the Tenant fail to reach agreement under paragraph 8 the question dispute or disagreement is to be determined by the Surveyor. The Surveyor shall have full power to determine the question dispute or disagreement and shall have power to determine any issue involving the interpretation of any provision of this lease his jurisdiction to determine the question dispute or disagreement referred to him or his terms of reference. When determining such a question dispute or disagreement the Surveyor may if he considers it appropriate specify that an alternative mechanism for setting the Rent should apply to this lease and this includes (but is not limited to) substituting an alternative index for the RPI.

10

The Surveyor shall be an independent valuer who is a Member or Fellow of the Royal Institution of Chartered Surveyors. The Landlord and the Tenant may be by agreement appoint the Surveyor at any time before either of them applies to the President for the Surveyor to be appointed.

11

The Surveyor shall act as an expert and not as an arbitrator. The Surveyor’s decision shall be given in writing and the Surveyor shall provide reasons for any determination. The Surveyor’s written decision on the matters referred to him shall be final and binding in the absence of manifest error or fraud.

12

The Surveyor shall give the Landlord and the Tenant an opportunity to make written representations to the Surveyor and to make written counter-representations commenting on the representations of the other party to the Surveyor. The parties will provide (or procure that other provide) the Surveyor with such assistance and documents as the Surveyor reasonably requires for the purpose of reaching a decision.

13

If the Surveyor dies or becomes unwilling or incapable of acting or unreasonably delays in making any determination then either the Landlord or the Tenant may apply to the President to discharge the Surveyor and paragraph 10 shall then apply in relation to the appointment of a replacement.

14

The fees and expenses of the Surveyor and the cost of the Surveyor’s appointment and any counsel’s fees or other fees reasonably incurred by the Surveyor shall be payable by the Landlord and the Ten ant in the proportions that the Surveyor directs (or if the Surveyor makes no direction then equally). If the Tenant does not pay its part of the Surveyor’s fees and expenses within ten working days after demand by the Surveyor the Landlord may pay that part and the amount it pays shall be a debt of the Tenant due and payable on demand to the Landlord. The Landlord and the Tenant shall otherwise each bear their own costs in connection with the rent review OR if either the Landlord or the Tenant does not pay its part of the Surveyor’s fees and expenses within ten working days after demand by the Surveyor then:

14.1	the other party may pay instead; and

14.2	the amount so paid shall be a debt of the party that should have paid due and payable on demand to the party that actually made the payment.

The Landlord and the Tenant shall otherwise each bear their own costs in connection with the rent review.

THE SECOND SCHEDULE

THE SERVICES

Campus Services

1	The Campus Services are:

1.1	the administration and operation of the Travel to Work Plan;

1.2

the operation of such meeting rooms and catering facilities which may from time to time be provided (including the catering facilities existing at the date of this agreement and/or such additional or alternative catering facilities which are reasonable having regard to the nature of the Campus, but excluding individual charges made for the hire of any meeting rooms);

1.3	the disposal of general waste (excluding clinical, animal, radioactive, biohazard or special waste);

1.4	the maintenance and lighting of roads, footpaths and signage within the Campus;

1.5	the maintenance of landscaping and grounds within the Campus;

1.6	the provision of surface water drainage within the Campus;

1.7	the maintenance and lighting of communal car parking areas;

1.8	the provision of site security and access control;

1.9	the provision of a postal delivery service; and

1.10

the provision of such other services and works as the Landlord may reasonably deem desirable or necessary for the benefit of the Campus or the tenants or occupiers of it or in the interests of good campus management.

Campus	Service Costs

2	The estate service costs are the proper costs and expenses incurred by the Landlord in providing the Estate Services (“the Campus Service Costs”), including (without limitation) the following :

2.1	The proper cost of employing or retaining managing agents to arrange and supervise the carrying out of the Campus Services;

2.2

the cost of employing or retaining staff, and providing office accommodation within the Campus for staff both as the landlord considers reasonably necessary, to provide the Campus Services, including all incidental expenditure relating to that employment which (without limitation) shall include expenditure on pensions, insurance, health, welfare, industrial training levies, redundancy, clothing, tools, machinery, equipment and vehicles which in each case the Landlord acting reasonably considers are required for the proper performance by the staff in question of their duties;

2.3

the proper cost of complying with, making representations against or otherwise contesting the incidence of any legal obligation or prospective legal obligation which will or may affect the Campus which the Landlord considers reasonably appropriate;

2.4	the proper cost of leasing or providing any item required in connection with any of the Services;

2.5	all proper professional charges, fees and expenses payable by the Landlord in respect of any of the Campus Services or the Campus Service Costs;

2.6

during any period for which the Landlord does not employ an independent managing agent to arrange and supervise the carrying out of the Campus Services, a sum retainable by the Landlord equal to the charges which a firm of surveyors might reasonably be expected to make for arranging and carrying out the Campus Services;

2.7	all irrecoverable VAT payable in respect of the Campus Service Costs or otherwise incurred in the carrying out of the Campus Services;

2.8

the proper cost of operating, inspecting, servicing, overhauling, repairing , maintaining, cleaning, lighting and renewing or replacing (but in the case of renewal or replacement only where beyond economic repair) any fixtures, fittings, plant, machinery, apparatus or equipment within the Campus from time to time during the Term and which shall be required for the proper and efficient provision of the Campus Services;

2.9

the proper provision of insurance cover for the roads and accessways which may from time to time be effected by BBSRC or the Landlord or any other superior landlord within the Campus and other areas or other parts of the Campus intended to be used in common and any building or structure occupied or used by the Landlord in connection with any of the services, matters or things mentioned in this Schedule for an amount (estimated from time to time by the Landlord or BBSRC or any other superior landlord or their respective managing agents) necessary to cover the full costs of rebuilding or reinstating the same against damage by the Insured Risks together with architects, surveyors, engineers and other professional fees, the cost of debris removal, demolition, site clearance and any works that may be required by any legal obligation together with the obtaining of valuations and advice as to the appropriate level of insurance cover for such areas or otherwise relating to such insurance; and

2.10

the proper provision of insurance cover which may from time to time be affected by the Landlord or BBSRC or any other superior landlord (and the obtaining of valuations and advice as to the appropriate level of insurance cover or otherwise relating to such insurance) in respect of the following matters or any of them:

2.10.1	any liability to the public or third parties by virtue of the Landlord’s or BBSRC’s or any other superior landlord’s ownership or occupation of the Campus or any part of it;

2.11

the loss or damage of or to any fixtures, fittings, plant, equipment, machinery, chattel or any other things in use from time to time in connection with the provision or supply of Campus Services matters or things mentioned in this Schedule; and

2.12

such other damage, loss, liability or claim which may arise in relation to any of the Campus Services, matters or things mentioned in this Schedule and the employment of staff in connection with such Campus Services, matters or things.

Building Services

3	The Building Services are:

3.1

the rectification of defects in and the maintenance, cleaning and repair of the Common Parts and landlord’s fixtures and Conduits serving the Building, provided that the Tenant shall not be responsible through the Building Service Charge for the costs of carrying out any works to remedy an Inherent Defect;

3.2	the lighting of the Common Parts during such hours as the Landlord (acting reasonably) shall deem necessary;

3.3	a fair proportion to be determined by the Landlord acting reasonably of any utility costs which relate to the Common Parts;

3.4

the redecoration of the Common Parts and the exterior of the Building as often as may be reasonably necessary and cleaning the external surfaces of windows and window frames in the Building including providing and maintaining plant, facilities and equipment for these purposes;

3.5	the provision of security for the Building;

3.6	the provision of standby generation for the Building; and

3.7

the provision of such other services and works as the Landlord may reasonable deem desirable or necessary for the benefit of the Building or the tenants and occupiers of it or in the interests of good campus management.

Building Service Costs

4	The Building Service Costs are the proper costs and expenses incurred by the Landlord in providing the Building Services, including (without limitation) the following:

4.1	the proper costs of employing or retaining managing agents to arrange and supervise the carrying out of the Building Services;

4.2

the costs of employing or retaining staff, and providing office accommodation within the Building for staff both as the Landlord considers reasonably necessary, to provide the Building Services, including all incidental expenditure relating to that employment which (without limitation) shall include expenditure on pensions, insurance, health, welfare, industrial training levies, redundancy, clothing, tools, machinery, equipment and vehicles which in each case the Landlord acting reasonably considers are required for the proper performance by the staff in question of their duties.

4.3

The proper cost of complying with, making representations against or otherwise contesting the incidence of any legal obligation or prospective legal obligation which will or may affect the Building which the Landlord considers reasonably appropriate.

4.4	The proper cost of leasing or providing any item required in connection with any of the Building Services;

4.5	All proper professional charges, fees and expenses payable by the Landlord in respect of any of the Building Services or the Building Service Costs;

4.6

during any period for which the Landlord does not employ an independent managing agent to arrange and supervise the carrying out of the Building Services, a sum retainable by the Landlord equal to the charges which a firm of surveyors might reasonably be expected to make for arranging and carrying out the Building Services;

4.7	all irrecoverable VAT payable in respect of the Building Service Costs or otherwise incurred in the carrying out of the Building Services;

4.8

the proper cost of operating, inspecting, servicing, overhauling, repairing, maintaining, cleaning , lighting and renewing or replacing any fixtures, fittings, plant, machinery, apparatus or equipment within the Building from time to time during the Term and which shall be required for the proper and efficient provision of the Building Services or the Utility Services;

4.9	the proper cost of the insurance premium incurred by the Landlord (in insuring the Building and any third party and public liabilities in accordance with its obligation in clause 9.1);

4.10

any additional premium or loading on the policy of insurance for the Building or any insurance policy for adjoining premises owned by the Landlord payable as a result of anything done or omitted to be done by the Tenant or as a result of the use of the Rooms by the Tenant;

4.11	any excess deducted or disallowed by the insurers upon settlement of any claim by the Landlord;

4.12

the proper costs of rebuilding the Building, site clearance, professional fees and VAT where and to the extent that the insurance monies are withheld by the insurers or are irrecoverable due in either case to the act or default of the Tenant;

4.13	the proper cost of outgoings that are payable in respect of the Common Parts; and

4.14	the proper costs of providing or replacing floor coverings and all furniture and fixtures required for the Common Parts.

Service Charge Accounts

5

As soon as reasonably practicable after the end of each Financial Year but not later than 6 months following the expiry of the Financial Year, the Landlord will prepare accounts certified by an accountant showing the Building Service Charge Expenditure and the Campus Service Charge Expenditure (“the Expenditure”) for that Financial Year and containing a true and fair summary of the various items comprising the Expenditure and a copy of such accounts will be supplied to the Tenant.

Payment of Service Charge

6

The Tenant covenants with the Landlord that on the first day of each month during the Term, the Tenant will pay to the Landlord such sums in advance and on account of the Service Charge for the Financial Year then current as the Landlord may from time to time specify as being in its reasonable discretion a fair and reasonable assessment of one-twelfth of the likely Service Charge to be incurred for that particular Financial Year (“the Advance Payments”), the first advance payments of which (apportioned if necessary on a daily basis) will be made on the date of this agreement for the period starting on the date of this agreement and ending on the day before the first month after the date of this agreement.

7	If for any Financial Year the sums paid by the Tenant in accordance with paragraph 6:

7.1	exceed the Advance Payments for that Financial Year, the excess will be paid by the Tenant to the Landlord within 30 days of written demand; or

7.2

is less than the Advance Payments for that Financial Year, the overpayment and any actual interest accrued will be credited to the Tenant against the next monthly payment of the Service Charge or (following expiry of the Term) shall be repaid to the Ten ant within 28 days.

Omission of item of Expenditure in any Financial Year

8

If the Landlord, through genuine accounting error, does not seek to recover any sum expended or liability incurred by it in connection with the Campus Services or the Building Services in any Financial Year, the Landlord may nevertheless in its absolute discretion recover such sum or liability in the immediately following Financial Year.

Variation of the Building or the Campus

9

If, at any time during the Term, the total property which enjoys or is capable of enjoying the benefit of any of the services is extended or is increased or decreased, the proportion of the Expenditure payable by the Tenant will be varied with immediate effect and the variation will be determined reasonably by the Landlord’s Surveyor (acting reasonably) acting as an expert and not as an arbitrator and his decision will be final and binding on the Parties (save in the case of manifest error).

End of the Term

10

The provisions of this Schedule will continue to apply notwithstanding the end of the Term, but only in respect of the period to the end of the Term and the Service Charge for that Financial Year will be apportioned for such period on a daily basis.

THE THIRD SCHEDULE

REGULATIONS AND POLICIES

The Tenant must observe all written regulations and the Health and Safety and Fire Policies for the Building and the Campus as made by the Landlord and notified to the Tenant to secure the orderly and safe use of the Building and the Campus. For the avoidance of doubt these include but are not limited to:

1	Health and Safety Policy and Guidance Handbook

2	No Smoking Policy

3	Campus Traffic Policy

4	The requirements of the insurers of the Building or the Campus

5

All obligations and restrictions contained or referred to in the registers of freehold title number CB303470 and leasehold title number [CB381365] insofar as they relate to or affect the Rooms and the Building and including (without limitation) the tenant’s covenants (other than covenants in respect of payment of rent) contained in the Headlease

6	Codes of Laboratory Practice as issued from time to time by the Landlord or the relevant body or authority

7	All other regulations and policies that are published and/or referred to on the Campus intranet

8	All other policies, regulations and directives that are notified in writing to the Tenant

THE FOURTH SCHEDULE

THE SERVICE AGREEMENT

1	The Landlord may in its absolute discretion provide the following services (“the Optional Services”) to the Tenant upon receipt of a request in accordance with paragraph 2 of this Schedule:

1.1

Access to meeting rooms in other buildings (excluding Moneta) on the Campus and audio visual equipment and conference phone facilities within the meeting room, provided that the Tenant complies with the Landlord’s booking system for use of the meeting rooms and subject to availability.

1.2	Photocopier;

1.3	Autoclave;

1.4	Glass washing facility;

1.5	Glass drying facility;

1.6	Ice machine;

1.7	Purified water system (RO/Ultra);

1.8	-80°C freezer storage space;

1.9	+4°C Cold Room

1.10	Communal solvent and acid storage;

1.11	Communal fume hood and laboratory, Class I, II and CTSA room;

1.12	Liquid nitrogen facilities;

1.13	Dry ice;

1.14	Clinical waste disposal (Class I and II);

1.15	Chemical waste disposal;

1.16	Additional specialist disposal (such as Electrical);

1.17	make an introduction to the Babraham Institute in respect of obtaining access to and use of the stores facilities;

1.18

make an introduction to the Babraham Institute Scientific and Technical Services in respect of obtaining access to the Babraham Institute, although the Landlord reserves the right for the Babraham Institute or any third party to offer such access under separate contractual terms;

1.19	IT and telecommunications services, although the Landlord reserves the right to offer IT services under separate contractual terms or any third party; and

1.20	Fire fighting equipment for basic risks.

2	A request for the provision of any of the Optional Services listed in paragraph 1 must be made to the Landlord.

3

Where there are costs associated with the Optional Services, these will be published on the Intranet, such costs being subject to an annual review by the Landlord. The Tenant will be provided with reasonable notice of any change in the costs.

4

The costs of using the Optional Services by the Tenant will be invoiced by the Landlord monthly in arrears and the invoice will be payable within the payment terms following receipt of the invoice by the Tenant.

5

The Tenant agrees to indemnify the Landlord against all actions, proceedings, claims, demands, losses and liabilities (including any increase in the building insurance premium or the payment of any excesses associated with the building insurance premium) arising out of any act or omission by the Tenant or their respective workers, contractors or agents or any other person on the Building or Campus with the actual or implied authority of any of them.

6

It is acknowledged by the Ten ant that the provision of the Optional Services by the Landlord places no obligation on the Landlord to provide the Optional Services at any time notwithstanding any valid request made by the Tenant and the Landlord may immediately withdraw the provision of any Optional Service at any time for any reason whatsoever even after a request for an Optional Service has been granted and the relevant Optional Service commenced.

7

The Tenant is permitted to terminate the use of any or all of the Optional Services by providing the Landlord with reasonable notice to the Landlord, or as defined in any separate arrangement or formal agreement. Upon termination the Tenant must ensure that all payments for the use of the Optional Services including during the notice period have been made up to date.

EXECUTED as a DEED by F-STAR BIOTECHNOLOGY LIMITED acting by a sole Director in the presence of:

Witness signature	/s/ J. STUART NELSON

Witness name	J. STUART NELSON

Address	F-STAR BIOTECHNOLOGY LIMITED EDDEVA B920, BABRAHAM RESEARCH CAMPUS, CAMBRIDGE, CB223AT, UK.

EXECUTED as a DEED by NICOLA JANE KINSEY as Attorney for BABRAHAM BIOSCIENCE TECHNOLOGIES LIMITED
under a power of attorney dated 28 February 2017

Witness signature

Witness name

Address

Witness occupation:

Schedule of Condition